THE SHARPER IMAGE(R)
650 Davis Street
San Francisco, CA 94111                                   Corporate Headquarters

FOR IMMEDIATE RELEASE
---------------------
August 21, 2003

Contact: Jeff Forgan, Executive Vice President/Chief Financial Officer The Sharper Image
             415/445-1583

           SHARPER IMAGE REPORTS SECOND QUARTER EARNINGS PER SHARE OF
            $0.05, 15 PERCENT COMPARABLE STORE SALES INCREASE, TOTAL
           REVENUES INCREASE 25 PERCENT; IMPROVES FULL YEAR GUIDANCE

         San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported excellent growth in revenues and higher than expected earnings for their second quarter and six months ended July 31, 2003. The Company increased their guidance for the fiscal year ending January 31, 2004 to a range of $1.42 to $1.46 earnings per diluted share.

Second quarter highlights

         o        Second quarter earnings of $0.05 per diluted share

         o        Comparable store sales increase 15 percent

         o        Total store sales increase 27 percent

         o        Catalog sales increase 11 percent

         o        Internet sales increase 50 percent

         o        Total revenues increase 25 percent

         For the three months ended July 31, 2003, total Company revenues increased 25 percent to $127.9 million from last year's $102.4 million. Total store sales increased 27 percent to $74.2 million from $58.4 million in the prior second quarter; comparable store sales increased 15 percent. Catalog sales increased 11 percent to $32.2 million from last year's $29.0 million. Internet sales increased 50 percent to $18.3 million from last year's $12.2 million. The delivery income component of revenues increased 16 percent to $3.1 million from last year's $2.6 million and the delivery expense component of the cost of goods sold increased 63 percent to $3.8 million from last year's $2.3 million. The second quarter net earnings of $807 thousand, or $0.05 per diluted share, improved significantly over last year's net loss of $(617) thousand, or $(0.05) per diluted share.

Year-to-date highlights

         o        Six month year-to-date earnings of $0.10 per diluted share

         o        Comparable store sales increase 16 percent

         o        Total store sales increase 29 percent

         o Catalog sales increase 14 percent o Internet sales increase 46 percent

         o        Total revenues increase 26 percent

         For the six months ended July 31, 2003, total Company revenues increased 26 percent to $247.7 million from last year's $196.5 million. Total store sales increased 29 percent to $140.0 million from $108.4 million in the prior year; comparable store sales increased 16 percent. Catalog sales increased 14 percent to $66.5 million from the last year's $58.6 million. Internet sales increased 46 percent to $35.2 million from last year's $24.1 million. The year-to-date net earnings of $1.5 million, or $0.10 per diluted share, improved as compared to last year's six month net loss of $(468) thousand, or $(0.04) per diluted share.

Operations discussion

         "We had a great second quarter and are in the middle of a great year for The Sharper Image," said Richard Thalheimer, founder, chairman and chief executive officer. "We are doing very well in all of our sales channels - stores, catalog, and Internet. Each posted excellent sales gains throughout the quarter and six months. The wholesale sales component of our catalog sales was also strong this quarter. The new products from Sharper Image Design and other Sharper Image brand merchandise drove top-line sales and were aggressively and profitably supported by multimedia advertising.

         "We are enjoying continued improved leverage of operating expenses; in the second quarter, with a 2.1 percent improvement, as a percentage of revenue, over the prior year," Mr. Thalheimer explained. "The higher sales and the improved operating margin contributed to the better than expected $0.05 per diluted share earnings, exceeding the Thompson First Call Estimate of $0.03 per diluted share. With these outstanding results and trends, we are increasing our total-year earnings expectation to a range of $1.42 to $1.46 per diluted share an increase from our previous guidance of $1.36 to $1.40 per diluted share. The improved guidance represents a 19 percent increase over last year's earnings of $1.21 per share (including the effect of the increased shares from our 2003 follow-on offering).

         "Year-to-date we have opened five new stores; and in August, we opened three new stores. We expect to open 25 new stores this fiscal year. We continue to see excellent real-estate opportunities across the country. Our 2003 store opening plan is on track to achieve our aggressive goal of new store unit growth of 15 to 20 percent," said Mr. Thalheimer.

         "In May, we successfully completed a stock offering of 2.1 million Company shares. The proceeds have further strengthened our balance sheet and provide additional funding for the Company's growth initiatives. As of the end of the quarter, we had no short term or long term debt," Mr. Thalheimer concluded.

Conference call information

         Interested parties are invited to listen August 21, 2003 to a live conference call discussing operating results for the second quarter ended July 31, 2003 at 1:00 PM Pacific, 4:00 Eastern time, at www.sharperimage.com or call
(888) 211-8104. The conference call may also be accessed from outside the United States at (706) 643-0143. To access the conference call from www.sharperimage.com click on "About The Sharper Image" on the home page, which will take you to our Investor Relations Web site. A replay of the conference call will be available starting at 7:00 PM Eastern time August 21, 2003 to 12:00 Midnight Eastern time August 26, 2003 by dialing (800) 642-1687 and entering code number 2057350. The replay of the conference call for the same period is available outside the United States by calling (706) 645-9291 and entering code number 2057350.

         Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant and growing proportion of sales are of proprietary products created by the Company's product development group, Sharper Image Design. The Company operates over 130 stores throughout the United States, mails millions of its award-winning catalogs each month and advertises through other direct response media including television. The Company's products may also be purchased on the Internet via its online store at sharperimage.com. The Company also has an online auction site where consumers can place bids to win Sharper Image products at lower prices; the auction site is accessed from the home page of the Company's Web site. The
Company also markets its products through business-to-business sales for corporate marketing programs and wholesale customers.

         This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management's beliefs about our future performance. Words such as

"anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under "Factors Affecting Future Operating Results" and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.

                                                        THE SHARPER IMAGE(R)
                                                    FINANCIAL TABLES (Unaudited)
                                           (Dollars in thousands except per share amounts)
                                                                                                                 Trailing
                                                Three-Months Ended July 31,  Six-Months Ended July 31,  Twelve-Months Ended July 11,
Statements of Operations                            2003         2002 2         2003        2002 2          2003 2        2002 2
                                                -----------  ------------   -----------  ------------   ------------   ------------
Revenues                                        $   127,880  $    102,408   $   247,678  $    196,494   $    574,478   $    440,574

Cost of products                                     56,707        45,272       107,813        84,967        252,890        201,732
Buying and occupancy                                 13,174        11,409        26,195        22,398         51,983         44,000
Advertising and promotion                            25,877        21,136        51,442        41,329        107,472         79,361
General, selling and administrative                  30,936        25,656        59,836        48,696        131,696        102,839
                                                -----------  ------------   -----------  ------------   ------------   ------------

Operating income (loss)                               1,186        (1,065)        2,392          (896)        30,437         12,642
Other income (expense)-net                              182            19           125           103           (171)          (304)
                                                -----------  ------------   -----------  ------------   ------------   ------------
Earnings (loss) before income tax expense
(benefit)                                             1,368        (1,046)        2,517          (793)        30,266         12,338

Income tax expense (benefit)                            561          (429)        1,032          (325)        12,406          4,928
                                                -----------  ------------   -----------  ------------   ------------   ------------

Net earnings (loss)                             $       807  $       (617)  $     1,485  $       (468)  $     17,860   $      7,410
                                                ===========  ============   ===========  ============   ============   ============

Net earnings (loss) per share - basic           $      0.05  $      (0.05)  $      0.11  $      (0.04)  $       1.36   $       0.62
Net earnings (loss) per share - diluted         $      0.05  $      (0.05)  $      0.10  $      (0.04)  $       1.28   $       0.59

Weighted avg. number of shares - basic           14,763,000    12,189,000    13,725,000    12,122,000     13,122,000     12,016,000
Weighted avg. number of shares - diluted         15,717,000    12,189,000    14,527,000    12,122,000     13,923,000     12,579,000

Stores open                                             130           118



                                                                                          July 31,
Balance Sheets                                                                     2003              2002 2
                                                                                 --------           --------
Current assets
             Cash, equivalents and investments                                   $ 67,687           $ 16,371
             Accounts receivable, net                                              10,785             11,013
             Merchandise inventories                                               90,361             70,792
             Other current assets                                                  19,850             15,228
                                                                                 --------           --------
                           Total current assets                                   188,683            113,404
Property and equipment, net                                                        55,563             47,736
Other assets                                                                        2,145              4,376
                                                                                 --------           --------
                           Total assets                                          $246,391           $165,516
                                                                                 ========           ========

Current liabilities                                                              $ 76,563           $ 62,213
Notes payable                                                                        --                1,940
Other liabilities                                                                  10,217              6,127
                                                                                 --------           --------
                           Total liabilities                                       86,780             70,280
Stockholders' equity
             Common stock                                                             150                122
             Additional paid-in capital                                            90,667             44,182
             Retained earnings                                                     68,794             50,932
                                                                                 --------           --------
                           Total stockholders' equity                             159,611             95,236
                                                                                 --------           --------
                           Total liabilities and stockholders' equity            $246,391           $165,516
                                                                                 ========           ========

1  Trailing   twelve-month  earnings  and  weighted  average  number  of  shares outstanding are presented for illustrative purposes only

2 Includes restatement of prior periods